Exhibit 10(v)  Amended BORS Lift License Agreement

             THE BALANCED OIL RECOVERY SYSTEM LIFT LICENSE AGREEMENT

     THIS AGREEMENT, effective this 19th day of June 1998, made I between Lift-Pump, L. L. C., an Oklahoma Limited Liability Company located at I 104 South Missouri, Suite 200. Claremore, Rogers County, Oklahoma, 74017 ("LLC") by its Manager Mack Greever;

And

Toups Technology Licensing Incorporated, Suite 105, 7887 Bryan Dairy I

     Road, Largo, Florida 33777, (" TTL"), by its President and Chief Executive Officer, Leon H, Toups;

WlTNESSETH THAT

WHEREAS Gerold Allen, one of the principals of the LLC has developed a process of producing oil with minimal water production. The principals of the LLC in the past have been investigating a pumping device for oil wells to complement the production process and together with TTL, are now improving a pumping device for oil wells that is referred to as the Balanced Oil Recovery System Lift ("BORS Lift") and desires to grant an exclusive, world-wide license to commercialize the balanced oil recovery system and the BORS Lift; AND

WHEREAS TTL is engaged in the business of developing market-ready technological products and services protected by intellectual property rights, especially patents, by application of a systems approach to identifying, funding, developing, and marketing technological products and services; AND

WHEREAS LLC and TTL are jointly interested in undertaking together a joint effort at designing, manufacturing, selling or otherwise commercializing BORS Lift, as by a License Agreement that provides for the LLC to introduce TTL to the technology within the limits of this Agreement and to authorize TTL to make and to commercialize BORS Lift equipment at an agreed royalty, so long as both parties perform in accordance with this Agreement;

   NOW, THEREFORE, LLC and TTL, intending to be legally bound, agree to undertake designing, manufacturing, and selling or otherwise I commercializing THE BORS LlFT upon the following terms and conditions:

1.       Definitions

a. "Licensed Know-how" means unpatented proprietary technical, professional, or commercial information disclosed to TTL by LLC. and useful in designing. making. or using Licensed i Products or performing Licensed Services.

b. "Licensed Patent" means any patent (or disclosed patent application) licensed to TTL herein and containing a claim defining the composition, design, machine, process, manufacturing, structure, operation, or use THE BORS LlFT subject matter, insofar as owned or licensable by LLC and so licensed to TTL in or for the License Territory.

c. "Licensed Product" means by-product or related composition whose production, structure, or use embodies any Licensed Know-how, is defined by a claim of a Licensed Patent or disclosed patent application and/or would infringe a Licensed Patent in the absence of this License Agreement, or displays or is commercialized by a Licensed Trademark.

d. "Licensed Service" means any designing, making, specifying. or any instruction, leasing, or performance of other services relating to any License Product for, to, or with a customer or other party, whether for compensation or not.

e. "Licensed Specification" means any requirement or standard identified by LLC to TTL relating to composition, design, manufacturing method, structure, workmanship and/or resulting appearance, form, identity, quality, or presentation of a Licensed Product or a Licensed System,

f. "Licensed System" means any apparatus, assembly, device, or structure for producing or using a Licensed Product, with or for use with (or without) other accessories.

g. "Licensed Trademark" Balanced Oil Recovery System Lift, BORS Lift or other word and/or design, used with or without any other word and/or design, in or as a brand name for Licensed Products or Licensed Services or Licensed Systems.

h. "improvement" means any substantial change in any foregoing o~ defined item (a to g) during this Agreement, whether made by ~ LLC or by TTL.

I. "License Term" means the duration of this Agreement, as follows: (i) an Initial Period, beginning on the aforesaid effective date with a Startup Time ending on exactly twelve months thereafter, and continuing, if TTL so elects, to the end of the' year 2001; and (ii) further continuing (at TTL's advance notice of election to do so) for one or more successive Renewal Periods of three (3) calendar years, noted further below.

j. "License  Territory"  means  worldwide.

k. "Startup Time" means the time period from the beginning of the Initial Period of this Agreement on the identified effective date. to end exactly twelve months thereafter.

License and Sublicenses

a. LLC hereby grants to TTL, for the License Term only, an indivisible, non-assignable right and license to make, use, lease, sell, and otherwise practice commercially the defined Licensed subject matter. TTL recognizes and agrees that the LLC will analyze all wells that are to receive BORS Lifts and will determine the proper setting for each application and such information as may be required to install the BORS Lifts. Notwithstanding anything to the contrary contained in this paragraph 2.a or otherwise in this Agreement, TTL recognizes and agrees that the LLC and its principals and employees shall not be required to disclose to TTL any data, information, specifications, formulas or know how of the LLC or its principals or employees used to obtain balanced production of oil with minimal water production. Both the LLC and ~TTL recognize and agree that the Licensed Know-how and the knowledge to obtain balanced oil production with minimal water production is and shall remain the property of the LLC and its principals.

b. So long as TTL is in good standing under this Agreement, this grant is to be exclusive, meaning that LLC will not grant any third party a similar license in the License Territory.

c. TTL shall have the right to apply any Licensed Trademark to Licensed Products and other components approved by LLC and sold by TTL for construction of Licensed Systems, but TTL. shall use Licensed Trademarks only in accordance with acceptable trademark practice and subject to the provisions of this Agreement.

d. TTL customers will have an implied sub license to assemble Licensed Products into Licensed Systems, with or without other components.

e. TTL will not license, sell or market any other product or technology under the "BORS" name or trademark without the prior written consent of the LLC.

License Term

a. The Initial Period begins on the effective date of this Agreement will extend at least to the end of the Startup Time, when it will terminate if TTL fails to notify LLC in writing at least thirty (30) days theretofore that TTL elects to continue for the rest of the Initial Period. Such notice would extend the Initial Period to end on the anniversary of the License Agreement in the year 2001.

b. Unless sooner terminated, the License Term may continue for a succeeding Renewal Period, from the end of the Initial Period or of any Renewal Period, at the election of TTL if then in good standing; such election to be made by TTL giving written notice to LLC within the last calendar quarter of any Period, of intention to continue this Agreement for a succeeding Renewal Period, beginning on the first day of January of the next year and continuing for three (3) more years.

c. The License Term shall continue from Period to Period so long as TTL timely renews, or until LLC gives TTL notice that TTL is no longer in good standing because of a specified breach or default of one or more of TTL's obligations under this Agreement; TTL shall have the right to remedy any such breach or default within forty-five (45) days thereafter to return to good standing as to such breach or default. Likewise, if LLC should be in breach or default of one or more of LLC's obligations under this Agreement, LLC shall have the right to remedy any such breach or default within forty-five (45) days to return to good standing as to such breach or default.

d. Obligations of this Agreement that are indicated as surviving beyond the end of a Period or of the License Term shall continue for such time period as may be lawful, despite notice by either party to the other of an election to discontinue either party's participation in or under this Agreement.

e. The Term of this Agreement, if not sooner ended by the act of a party or the operation of law, shall end upon expiration of the last to expire of the Licensed Patents, if any, except as TTL is using a THE BORS LlFT trademark, or otherwise as noted below.

4.    Confidentiality

a. To the extent that TTL receives Licensed Know-how, or either party becomes aware of other proprietary information from the other party via their relationship pursuant to this Agreement, each recipient of such information will hold it in confidence so long as the other party effectively treats it as confidential, except as specific information becomes public knowledge otherwise than by or from TTL

b. The foregoing obligation to keep proprietary information confidential and to safeguard it within the organization of a party will survive any termination of this Agreement to the extent that such information is not common trade knowledge.

c. TTL shall require all of its employees to sign a confidentiality and non-disclosure agreement that will prevent its employees from disclosing any information regarding the Licensed Knowhow and any information learned by any employee by or through contact with the LLC or its principals or employees.

d. ~TL shall require all of its employees to disclose to ~TL and the LLC any improvements to or invention that arises from or is related to the Licensed Know-how or the BORS Lifts.

5.    Startup Time

a. TTL will provide facilities, equipment, and resources for the BORS LlFT design, development, and marketing purposes during the Startup Time in order to enable the equipment and I~ resultant products to be analyzed, tested, and (as soon as to be demonstrated to prospective customers, and other interested persons. The facilities, equipment and resources set forth above shall be provided in a timely fashion and in sufficient amounts to accomplish the purpose of this Agreement and upon consultation and agreement with the LLC.

b. LLC will provide THE BORS LlFT Licensed Know-how to TTL from time to time as may be appropriate and will participate regularly as a technical consultant upon THE BORS LIFT~ design, development, testing, and marketing, as TTL deems desirable.

feasible) investors.

6.    Royalties

a. An advance first year Running Royalty payment of eighty thousand and no1100 dollars ($80,000) shall be paid to the LLC in four equal installments of twenty thousand and no1100 dollars ($20.000) each, with the first payment being made upon the execution of this agreement. The second payment shall be made no later than 90 days thereafter; the third payment shall be made no later than six months thereafter and the fourth and final payment shall be made no later than nine-months thereafter. All advance Running Royalty payments !hereafter be applied toward any amounts due the pursuant to this License Agreement

b. The Running Royalty rate for Licensed Product, Licensed Services, and Licensed Systems is Six Percent (6%) of all that TTL receives in money or other thing of value for leasing, servicing, selling, or otherwise commercializing the same.

c. Running Royalty accrues upon invoice, lease, sale, or service by TTL but shall not be payable until thirty (30) days thereafter or upon TTL's receipt of payment therefor (whichever occurs first), and shall be without any deduction from TTL's actual total revenue therefrom, except for customers' related costs (such as insurance, shipping, or taxes) and then only if so itemized on TTL's invoices to them.

d. Running Royalty payable for any given month becomes due at the end of the then current calendar quarter, and shall be paid by the 15th of the next month following said calendar quarter.

e. As a part of LLC's Royalties hereunder, upon signing this Agreement,TTL shall issue to LLC 500,000 of its restricted $.001 par value Common Shares. Said Shares shall be fully vested upon receipt. These Shares shall be considered to be a guaranteed performance amount for the Startup Period (19891999), but shall not be applied against the Running Royalty:

Payments and Reports

a. TTL will report to LLC, all Running Royalty for each calendar quarter of the License Term during the first month of the next ensuing calendar quarter and will include with each such report full payment of royalty due for (and reported for) the preceding quarter's operations.

b. Quarterly and annual royalty reports will be signed and be certified as accurate and complete by an authorized officer of TTL.

c. TTL will keep accurate and complete records of all business done pursuant to this Agreement and will make such records available to LLC, no more than two (2) persons at once-for inspection during regular business hours, upon at least three (3) business days' advance notice, to determine Royalties accrued and paid or unpaid, and any other information due hereunder.

d. LLC may cause an audit to be made of the applicable records in order to verify statement for Running Royalties made hereunder Any audits shall be conducted by an independent certified public accountant, acceptable to both parties, and shall be conducted during regular business hours at TTL's offices.

e. LLC shall bear the expenses of any such audit unless such audit reveals that the Royalties paid by TTL under this Agreement for the Period subject to the audit are less than ninety-five percent (95%) of the amount owed by TTL for such period. In such event, the costs of the audit shall be borne by TTL, in addition and without limitation to any right of remedy LLC may have. TTL agrees to pay the balance of such royalties due LLC within forty-five (45) days after written notice from LLC of TTL's understatement of Royalties due. Furthermore. TTL shall pay interest on all understated Royalties at a rate of 1.5% per month or lesser amount as mandated by law, computed from the day on which said Royalties were due and owing to

f. Refusal by TTL to report or to pay Royalty, or to maintain or make available records of business done hereunder, will forfeit TTL's good standing under this Agreement, if not remedied within thirty (30) days, unless limited to nonpayment of money, which may be remedied within forty-five (45) days.

8.    improvements

a. Any new composition, design, product, or service conducive to third party competition with Licensed Product or Licensed Services or Licensed Systems, invented or otherwise coming under the control of either party during the License Term, is deemed an "Improvement" and such party will disclose the same to the other party promptly and in enough detail to enable the LLC to elect whether to have such Improvement included hereunder.

b. As to any such Improvement by either party, the LLC may elect to have such Improvement included hereunder, within three (3) months after first knowledge thereof, without change in Royalty, by promptly notifying ~TL of an election to do so.

c In the event ~L is the originating party of an improvement that appears possibly patentable after a competent prior art search, TTL will disclose such improvement to the LLC and the LLC will file and prosecute a patent application thereon in the name of the LLC as the inventor and originating party, and may discontinue prosecuting it or maintaining any resulting patent.

d. If the LLC elects to have in improvement included under this Agreement, the LLC will pay the expense of undertaking to patent it with the License Territory

9.  Infringement Rights

a. TTL acknowledges that the exclusive ownership of the Licensed Know-How, the Licensed Patents and the Licensed Trademarks and any improvements thereof or thereto during the term of this Agreement and any extensions or renewals thereof is and shall remain in the LLC and not at all in the 7TL.

b. In the event that TTL's commercialization of any Licensed Product, Licensed Service, or Licensed System is accused of infringing a proprietary right of any third party, the parties will cooperate in attempting to avoid such infringement or to prove lack of infringement, and so long as TTL's license hereunder is exclusive to the extent set forth above, ~TL will have a right, but not an obligation, to defend or assist in defending against any infringement action brought by a third party, and shall have also the obligation to pay one-half (1/2) of the costs of doing so, except as either party may voluntarily pay more thereof incidental to participation therein.

c. Neither party will be liable to the other party if unable or unwilling to continue this Agreement because of such infringement of third-party rights, and in that event TTL will cease commercializing Licensed Products, Licensed Services, and Licensed Systems, and TTL will relinquish its rights hereunder in that event, and thereby terminate its Royalty and attendant obligations to LLC.

d. In the event that the activities of any third party are asserted (or other-wise appear) to infringe an intellectual property right licensed to TTL hereunder, the parties will cooperate in attempting to ascertain and to abate such infringement. So long as TTL's license hereunder is exclusive to the extent set forth above, TTL will have a prior right, but not an obligation, to abate such infringement, whether by litigation or otherwise, subject to paying all the costs of doing so other than such costs or expenses as LLC may voluntarily pay incidental thereto or to participation therein. Any moneys recovered from a third-party infringer will be retained by the parties, pro-rated to their expenditures after determining what portion of moneys recovered are due LLC as part of his Running Royalty, whose action(s) had such result.

e. If third-party infringement is not abated, ~TL may elect to continue as a non-exclusive licensee under this Agreement as its sole remedy, or alternatively TTL may discontinue its license and cease royalty payments as its sole remedy.

10.  Assurances

a. LLC assures TTL of its origination of the inventions but LLC cannot guarantee TTL of LLC's invention priority.

b. LLC warrants ownership of the Licensed Products and Licensed Services, in the specific sense that LLC has no reason to believe that any third party has any right to prevent 1 either LLC or TTL from practicing any Licensed Invention, or d from using any Licensed Trademark, as provided in this Agreement, but LLC cannot and does not warrant such practice or usage as non-infringing of third-party rights.

c. LLC will instruct and/or assist TTL's personnel in design, manufacturing, quality standards, testing, distribution, i marketing, and sale, as well as proper marking, of Licensed Product and Licensed Systems, and LLC will provide Licensed Know-how in doing so, as may be applicable.

d. LLC will have no liability whatever to TTL for TTL's actions or inactions under this Agreement, and TTL will save LLC harmless against any liability to third parties whether based upon agency, contract, negligence, product liability, or other basis-for any claim based on action or inaction of TTL relating to Licensed Products, Services, or Systems.

e. The LLC has disclosed that a prior license has been granted to New Lift, Inc. who in turn has granted one sub-license. However, the LLC acknowledges that without the know-how, which is possessed solely by the LLC, New Lift and/or its licensees would have difficulty and be unable to effectuate a balanced oil recovery. Further, the LLC states that its current license agreement with New Lift, Inc., does not require that the LLC divulge any such information.

11.  Product Marking

a. ~TL will mark on Licensed Products (or containers) each patent number applicable thereto upon being advised thereof by LLC.

b. TTL will display a Licensed Trademark (if elected) on all Licensed Product and in advertising copy, brochures, and publications by or for TTL about Licensed Product. ~TL will not use any Licensed Trademark in or as a trade name
(i) a not elected, or (ii) if elected, after ~TL discontinues (or other termination of) TTL's license under this Agreement.

c. TTL will provide access for LLC, at agreed times, to all Licensed Product to enable LLC to ascertain that the nature and quality thereof meet standards required by trademark law of products bearing a Licensed Trademark.

d. TTL will not make any material change in materials, production methods, or otherwise that might affect the nature or quality of any THE BORS LlFT product or service, without advance notice to LLC and ample opportunity for LLC to confirm compliance of such product or service with applicable quality standards-or not.

e. TTL will provide representative specimens of each Licensed Product or Licensed Service or Licensed System label and advertising copy, and of each product or service brochure, before publication thereof, to enable LLC to assure that they meet accepted trademark usage standards.

f. TTL will not manufacture, sell, or distribute any Licensed Product that does not meet LLC's quality standards, nor distribute any product literature that does not meet accepted trademark usage standards.

g. If TTL elects to use one or more Licensed Trademark(s), TTL will display one thereof on each container of Licensed Product made by or for it, and in all Licensed Product advertising copy, product brochures, press releases, and publications by or for TTL about Licensed Product plus the generic name of the goods, together with occasional notice that such Trademark is the property of LLC.

12.  Termination

a. During the last calendar quarter of the initial or any Renewal Period, TTL may notify LLC of TTL's election to continue the Agreement for a Renewal Period, to begin at the end of the then current Period; or, by failing to do so, TTL will terminate its rights under this Agreement, whereupon TTL will be obligated to discontinue its participation in licensed activities by the end of the existing Period, except as the parties otherwise agree in a signed written agreement. In the event of a termination of this Agreement for any reason, TL shall immediately return to the LLC all records, orders, works-in-progress, blueprints, drawings, plans and specifications, sales records, billing information and records and any other data, however, captured whether by electronic means or on paper, documents or information which, in the opinion of the LLC, is necessary for the continuation of the manufacturing and sales of the BORS lift and use of licensed know-how.

b. Upon termination, ~TL will refrain from exercising thereafter any right it had by license hereunder, such as practicing the of any previously Licensed Patent, or using a Licensed Trademark or confusingly similar expression or using any Licensed Know-How.

c. Whenever 7TL is not in good standing hereunder, LLC may render TTL's license wholly non-exclusive, or if it is already non-exclusive for a prior breach or default LLC may terminate TTL's rights hereunder, in the absence of specific curative provisions for TTL's breach or default, or if TTL has had an opportunity to comply such a curative provisions and failed or refused to do so.

d. If either party becomes, or would become, disabled-as by the other party's choosing, or being subjected to, an ad or a procedure for relief of debtors from enforcing compliance with a given executor obligation of the other party hereunder (e.g., compliance with standards, action with regard to infringers, offer of improvements) the thus disabled party may deem this Agreement and the license and other rights under this Agreement terminated.

e. No inaction or overlooking by LLC of any condition or provision of this Agreement or of any breach or default thereof by ~TL shall be deemed to imply or to constitute a future waiver of any similar breach or default of the same or other conditional provision.

f. LLC reserves the right to cancel this Agreement if at any time and for any reason, the ownership or effective control of TTL is altered. This provision includes any tender offer for the purchase of twenty-five percent (25%) or more of the common stock of 7TL by any party. In such an event, LLC may terminate this Agreement immediately and TTL shall promptly return to the LLC all records, orders, works-in-progress, blueprints, drawings, plans and specifications, sales records, billing information and records and any other data, documents or information which, in the opinion of The LLC, is necessary for the continuation of the manufacturing and sales of the BORS lift and use of licensed know-how.

13.  Miscellaneous

a. If any one or more provision(s) or effect(s) of this Agreement should prove to be invalid or unenforceable, and the Agreement be otherwise valid and enforceable, the invalid or unenforceable provision or portion thereof will be severed, and the remainder of the Agreement be and remain valid and enforceable to the fullest extent permitted by applicable law.

b. This License Agreement is made for the benefit of the parties, their heirs, successors, and assigns, and any other person or legal entity named in any provision hereof, and not made to give any unnamed person or legal entity any right of action whatever.

c. Each statement made in this Agreement is deemed material, and each party is entitled to rely, and deemed to have relied, upon the truth and correctness thereof in entering into this Agreement.

d. Each party acknowledges that he has received advice of independent counsel of choice as to the inducements, provisions, and terms of this Agreement, and their effect. whereupon entering into this License Agreement is each party's free and independent act.

e. This Agreement is to be governed by Federal law to whatever extent a proprietary right granted by the United States is involved, and otherwise by Florida law, except as activities of a party in any other State render that other State's law applicable.

f. In the event that any action or proceeding is brought to enforce any of the terms and conditions of this Agreement, then the party in whose favor relief is granted and/or judgment is entered shall be entitled to have and recover from the other party or parties all costs, prejudgement interest, and reasonable attorney's fees incurred in connection with the enforcement action.

g. Notice to be given under this Agreement will be in writing and be addressed to the other party at the address of such party hereinabove, unless such address has been superseded by like notice, whereupon the latest noticed address thereof is to be used. Notice will be effective when delivered to the addressee, or-if not a change of address-when sent by Express or Registered Mail so addressed.

h. This Agreement sets forth the entire intent and understanding of the parties with regard to the subject matter hereof, and merges any prior negotiations or agreements by the parties as to such subject matter, and no addition, deletion, or other modification of the wording hereof may be made except in writing subsequent hereto and signed by the party or parties to be bound thereby.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed, sealed, and attested by persons duly authorized so to do, as of the date first stated hereinabove.

S/S MACK GREEVER                                   S/S LEON H. TOUPS
Mack Greever, Manager                           Leon H. Toups, President


Attest:  S/S GEROLD ALLEN                           S/S MARK CLANCY
              Gerold Allen                      Mark Clancy, Vice President